UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

442 Littlefield Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 29, 2016, KaloBios Pharmaceuticals, Inc. (the “Company”) entered into a binding letter of intent (the “LOI”) with Savant Neglected Diseases, LLC (“Savant”). The LOI contemplates that the Company will acquire from Savant certain worldwide rights relating to benznidazole (the “Product”). Pursuant to the LOI and further subject to definitive documentation it anticipates Savant and the Company executing, the Company will acquire certain regulatory and non-intellectual property assets relating to the Product and an exclusive license of certain intellectual property assets related to the Product. The Product is one of two approved medications used to treat Chagas disease, a parasitic infection affecting persons in the Americas, however, neither medication is approved for use in the United States.

Under the LOI, the Company will make immediately a non-refundable deposit to Savant of $500,000, which will be credited towards the Initial Payment (as defined below), and will make monthly payments to Savant equal to $87,500 for development services performed by Savant relating to the Product.

The LOI contemplates that the Company and Savant will enter in one or more definitive agreements with respect to the Transaction, which agreements will set forth a closing date for the Transaction. The LOI and the obligations of the parties thereunder will terminate if certain events occur, including (i) if the Company has not consummated a Bankruptcy Exit (as defined below) with an unencumbered cash balance equal to at least $10,000,000 by June 30, 2016, (ii) if the bankruptcy court orders the conversion of the Company’s Chapter 11 bankruptcy proceedings into Chapter 7 dissolution proceedings, or (iii) if any of the Company’s officers and directors are criminally indicted and such indictment is reasonably expected to have a materially adverse effect on the Transaction (together, the “Termination Events”). During the period in which the LOI is not terminated as a result of the Termination Events, Savant has agreed that it and its affiliates will not solicit, discuss or otherwise pursue any alternative transactions that would prevent, impede or materially delay the Transaction and that it will immediately cease all discussions that could reasonably be expected to lead to such an alternative transaction.

The LOI provides that in consideration for the assets to be acquired, the Company will provide consideration to Savant, including:

•	$3,000,000 (the “Initial Payment”) payable as soon as practicable but in no event later than the Company emerging from its Chapter 11 bankruptcy pursuant to a plan of reorganization (the “Bankruptcy Exit”);

•	A five-year warrant from the date of the Bankruptcy Exit to purchase up to 200,000 shares of the Company’s common stock at a per share price of $2.25, exercisable for 25% of the shares immediately and exercisable for the remaining shares upon reaching certain milestones related to regulatory approval of the Product; and

•	Certain additional payments to be further specified in the definitive agreements.

The LOI further provides for additional consideration attributable to the intellectual property assets to be specified in the definitive agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board

Dated: March 3, 2016